Exhibit 13(a)(4)(ii)

November 9, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Puerto Rico Residents Tax-Free Fund III, Inc. (formerly known as Puerto Rico Investors Tax-Free Fund III, Inc.) (the “Fund”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13(a)(4) of Form N-CSR of Puerto Rico Residents Tax-Free Fund III, Inc. dated November 9, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Juan, Puerto Rico

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918

T: (787) 754 9090, www.pwc.com/us